Exhibit 5.1
Reed Smith LLP
2500 One Liberty Place
1650 Market Street
Philadelphia, PA 19103-7301
215.851.8100
Fax 215.851.1420
October 6, 2010
The York Water Company
130 East Market Street
York, Pennsylvania 17401
Ladies and Gentlemen:
     We have acted as counsel to The York Water Company, a Pennsylvania corporation (the “Company”), in connection with the issuance of $15,000,000 aggregate principal amount of 5.00% Monthly Senior Notes Series 2010A due October 1, 2040 ( the “Notes”), under an Indenture, to be dated as of October 8, 2010 (the “Base Indenture”), between the Company and Manufacturers and Traders Trust Company, as trustee (the “Trustee”), as supplemented and amended by a supplemental indenture thereto, to be dated October 8, 2010 (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”) and pursuant to a Registration Statement on Form S-3 (File No. 333-166329) initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on April 27, 2010 (the “Initial Registration Statement”), as amended by Pre-Effective Amendment No. 1, filed by the Company with the Commission on May 6, 2010 (“Amendment No. 1” and together with the Initial Registration Statement, the “Registration Statement”), a base prospectus dated May 14, 2010, included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), a final prospectus supplement, dated October 1, 2010, filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”) on October 1, 2010 (together with the Base Prospectus, the “Prospectus”) and an underwriting agreement, dated October 1, 2010, between the Edward D. Jones & Co., L.P. and the Company (the “Underwriting Agreement”).
     This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Notes.
     In connection with this opinion letter, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. We have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the general corporation law of the Commonwealth of Pennsylvania, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Pennsylvania, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.
     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued, and authenticated in accordance with the terms of the Indenture and delivered against payment therefore as contemplated by the Underwriting Agreement, the Notes will be duly authorized by all necessary corporate action of the Company and will be the valid and binding obligations of the Company enforceable against the Company in accordance with their terms.
     Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefore may be brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief; (c) the waiver of rights or defenses contained in Section 6.13 of the Indenture; (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (e) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law or other procedural rights; (f) waivers of broadly or vaguely stated rights; (g) provisions for exclusivity, election or cumulation of rights or remedies; (h) provisions authorizing or validating conclusive or discretionary determinations; (i) grants of setoff rights; (j) proxies, powers and trusts; (k) provisions prohibiting, restricting or requiring consent to assignment or transfer of any right or property; and (l) the severability, if invalid, of provisions to the foregoing effect.
     We have assumed (a) that the Indenture and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Company, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated October [5], 2010 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Reed Smith LLP

REED SMITH LLP

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